Exhibit 99.2
LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES AND OTHER NOMINEES
OFFER TO EXCHANGE ONE (1) COMMON SHARE
OF
TERRA NOVA ROYALTY CORPORATION
FOR
EACH OUTSTANDING COMMON SHARE
OF
MASS FINANCIAL CORP.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK TIME, ON NOVEMBER 8, 2010, UNLESS THE OFFER IS
EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE
WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.
October 7, 2010
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     We have been engaged by Terra Nova Royalty Corporation, a company existing under the laws of the Province of British Columbia (“Terra Nova”), to act as Information Agent in connection with the offer by Terra Nova and TTT Acquisition Corp., a wholly owned subsidiary of Terra Nova incorporated pursuant to the laws of Barbados (the “Merger Sub”), to exchange each outstanding class A common share (the “Mass Shares”) of Mass Financial Corp., a company existing under the laws of Barbados (“Mass”), for (i) one common share of Terra Nova and cash in lieu of any fractional shares, upon the terms and subject to the conditions set forth in the prospectus dated October 7, 2010 (the “Prospectus”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.
The Offer is being made pursuant to the Support and Merger Agreement, dated as of September 24, 2010, by and among Terra Nova, the Merger Sub and Mass (the “Agreement”). The Agreement provides that upon the acquisition by Terra Nova or the Merger Sub of all the outstanding Mass Shares, Terra Nova intends to cause Mass to complete an amalgamation with the Merger Sub (the “Merger”) in accordance with the Companies Act (Barbados). At the effective time of the Merger, no Mass Shares will remain outstanding. If we are unable to complete the Merger for any reasons, we intend to pursue other means of causing a merger or amalgamation of Mass and the Merger Sub. The Agreement is more fully described in the section of the Prospectus entitled “The Agreement”. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Mass Shares registered in your name or in the name of your nominee.
THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (AS DEFINED IN THE PROSPECTUS) SUCH NUMBER OF MASS SHARES THAT TOGETHER WITH THE MASS SHARES HELD BY TERRA NOVA AND ITS AFFILIATES, CONSTITUTE AT LEAST 50.1% OF THE FULLY DILUTED MASS SHARES. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE “THE OFFER—CONDITIONS TO THE OFFER” IN THE PROSPECTUS.
     For your information and for forwarding to your clients for whom you hold Mass Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	The Prospectus, dated October 7, 2010;

2.	The Letter of Transmittal for use in accepting the Offer, tendering Mass Shares to receive common shares of Terra Nova in exchange for Mass Shares and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Mass Shares are not immediately available or if such certificates and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Exchange Agent”) prior to the expiration of the Offer or if the procedures for book-entry transfer cannot be completed prior to the expiration of the Offer. The Notice of Guaranteed Delivery is included as part of the Letter of Transmittal;

4.	A letter which may be sent to your clients for whose accounts you hold Mass Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included as part of the Letter of Transmittal); and

6.	A return envelope addressed to the Exchange Agent.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK TIME, ON NOVEMBER 8, 2010, UNLESS THE OFFER IS EXTENDED.
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Terra Nova will accept for exchange Mass Shares that are validly tendered prior to the expiration of the Offer and not theretofore properly withdrawn when, as and if Terra Nova gives oral or written notice to the Exchange Agent of Terra Nova’s acceptance of such Mass Shares for exchange pursuant to the Offer. In all cases, payment for Mass Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Mass Shares (or a confirmation of a book-entry transfer of such Mass Shares into the Exchange Agent’s account at The Depositary Trust Company (“DTC”), with any required signature guarantees, (ii) a Letter of Transmittal or a duly executed copy thereof properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as defined in the Prospectus) and (iii) all other required documents.
     If holders of Mass Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in “The Offer — Procedures for Tendering Shares” in the Prospectus.
     Terra Nova will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Mass Shares pursuant to the Offer. However, Terra Nova will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Mass will pay or cause to be paid any share transfer taxes payable with respect to the transfer of Mass Shares to Terra Nova, except as otherwise provided in the Letter of Transmittal.
     Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials should be addressed to Georgeson Inc. at the below contact information.
Very truly yours,
Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Shareholders call toll-free: (800) 561-2871
Banks and Brokerage Firms, call collect: (212) 440-9800
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TERRA NOVA, MASS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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